Exhibit 21.1

MetroPCS Communications, Inc. - Subsidiary Entities

MetroPCS 700 MHz, LLC

MetroPCS AWS, LLC

MetroPCS California, LLC

MetroPCS Finance, Inc.

MetroPCS Florida, LLC

MetroPCS Georgia, LLC

MetroPCS, Inc.

MetroPCS Massachusetts, LLC

MetroPCS Michigan, Inc.

MetroPCS Nevada, LLC

MetroPCS New York, LLC

MetroPCS Pennsylvania, LLC

MetroPCS Texas, LLC

MetroPCS Wireless, Inc.